                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        WHITMAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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

   [LOGO]
                                                       Whitman Corporation
                                                       3501 Algonquin Road
                                                       Rolling Meadows, Illinois
                                                       60008

                                                       Bruce S. Chelberg
                                                       Chairman and
                                                       Chief Executive Officer

                                         March 20, 1997

       Dear Shareholder:

           We are pleased to invite you to attend the 1997 Annual Meeting of Shareholders of Whitman Corporation, which will be held in the First Chicago Center, One First National Plaza, Dearborn and Madison Streets, Chicago, Illinois, on Thursday, May 1, 1997, commencing at 10:30 a.m., Central Time.

           As more fully set forth in the notice of the meeting and proxy statement which appear on the following pages, the principal items of business at the meeting will be the election of directors and the ratification of the selection of independent public accountants for the year 1997. We will also report to you at the meeting on the business and affairs of the Company.

           Our Annual Report for 1996 accompanies this statement.

           In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card.

           Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person, but if you cannot, please sign and date the enclosed proxy and return it in the accompanying envelope. PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE OF SENDING YOU A SECOND PROXY.

                                  /s/ Bruce S. Chelberg

                                    Chairman and Chief Executive
                                    Officer

                              WHITMAN CORPORATION
                    Notice of Annual Meeting of Shareholders

To: Shareholders of Whitman Corporation

    The Annual Meeting of Shareholders of Whitman Corporation will be held in the First Chicago Center, One First National Plaza, Dearborn and Madison Streets, Chicago, Illinois, on Thursday, May 1, 1997, at 10:30 a.m., Central Time, for the following purposes:

    1.  To elect ten directors of the Company;

    2. To consider and vote upon a proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the year 1997; and

    3.  To act upon such other matters as may properly come before the meeting.

    The close of business on March 7, 1997, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.

    Please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible. If you attend the meeting, you may vote your stock in person if you wish. A proxy may be revoked by appropriate notice to the secretary of the meeting at any time prior to the voting thereof.

                                          /s/ William B. Moore
                                            WILLIAM B. MOORE
                                               Secretary
Rolling Meadows, Illinois
March 20, 1997

                              WHITMAN CORPORATION
              3501 Algonquin Road, Rolling Meadows, Illinois 60008

                                Proxy Statement

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1997

    This proxy statement, which is first being mailed to shareholders on or about March 20, 1997, is furnished in connection with the solicitation by the Board of Directors of Whitman Corporation (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on May 1, 1997, and any adjournments thereof. Any shareholder giving a proxy may revoke it at any time before it is voted. The giving of a proxy will not limit the right of a shareholder to vote in person at the meeting.

    There were outstanding at the close of business on March 7, 1997, the record date for determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting, 101,971,382 shares of Common Stock entitled to one vote per share. Only shareholders of record as of the record date will be entitled to vote at the meeting or any adjournments thereof. Duly executed proxies will be voted in accordance with the shareholders' specifications marked thereon. If no specifications are marked thereon with respect to one or more proposals, proxies will be voted as to such proposals in accordance with the recommendations of the Board of Directors set forth in this proxy statement. Except for the election of directors, which shall be by plurality vote, the affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter is required for approval of each proposal presented in this proxy statement and of any other matter which may properly come before the meeting. In accordance with Delaware law and the Company's Certificate of Incorporation and By-Laws, an abstention will have the same effect as a vote "Against". Additionally, shares which are not voted by a broker or other nominee on a particular matter will not be considered as "shares present or represented by proxy" for the purposes of calculating whether an affirmative vote has been attained.

    The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. Shareholders receiving two or more annual reports in the same household may wish to reduce the total number of annual reports they receive, which will save expense to the Company. If so, please check the appropriate box on the proxy card for the accounts you select. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

                             ELECTION OF DIRECTORS

    Ten directors are to be elected at the Annual Meeting. The directors so elected will hold office as directors until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified. Unless otherwise directed, proxies in the accompanying form will be voted for the nominees listed below. Proxies may also be voted for a substitute nominee or nominees in the event any one or more of the nominees shall be unable to serve for any reason or withdraws from nomination, a contingency not now anticipated. All of the following nominees are present directors of the Company whose terms expire at the 1997 Annual Meeting.

    [PHOTO 1]
                    HERBERT M. BAUM                          DIRECTOR SINCE 1995
                     Chairman and Chief Executive Officer
                     Quaker State Corporation

                        Mr. Baum, 60, is Chairman and Chief Executive Officer of
                    Quaker State Corporation. Prior to joining Quaker State in 1993, Mr. Baum was employed by Campbell Soup Company since 1978, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum also serves as a director of Quaker State Corporation, Dial Corporation and Meredith Corporation. He
is past chairman of the Association of National Advertisers, as well as a member of the Board of Directors of the American Petroleum Institute and the National Petroleum Refiners Association. Mr. Baum earned his BA degree in Business Administration from Drake University in 1958.

    [PHOTO 2]
                    BRUCE S. CHELBERG                        DIRECTOR SINCE 1988
                     Chairman and Chief Executive Officer
                     Whitman Corporation

                        Mr. Chelberg, 62, received his BS degree from the
                    University of Illinois in 1956 and an LLB degree from the University of Illinois College of Law in 1958. From 1958 to 1981 he was employed by Trans Union Corporation, where he attained the position of President and Chief Operating Officer and director. Mr. Chelberg joined Whitman Corporation in 1982 as Senior Vice President-International.
After holding a number of other positions, he became Executive Vice President of the Company in 1985 and Chairman and Chief Executive Officer in 1992. Mr. Chelberg is a director of First Midwest Bancorp, Inc., Northfield Laboratories Inc. and Snap-on Incorporated, and is a member of the Board of Higher Education for the State of Illinois. He is also a member of the Illinois State Bar Association.

    [PHOTO 3]
                    RICHARD G. CLINE                         DIRECTOR SINCE 1987
                     Retired Chairman and
                     Chief Executive Officer
                     NICOR Inc.

                        Mr. Cline, 62, served as President and Chief Operating
                    Officer of NICOR Inc. since 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive officer in May, 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. NICOR is engaged in natural gas distribution and containerized liner shipping. For the previous 22 years, Mr. Cline was an executive of Jewel Companies, Inc., becoming Chairman, President and Chief Executive Officer in 1984. He resigned in 1985 following Jewel's acquisition by another company. Currently, Mr. Cline is Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. He is a director of Kmart Corporation, Ryerson Tull, Inc. and Central DuPage Health System, and is a past chairman of the Federal Reserve Bank of Chicago. Mr. Cline is a 1957 graduate of the University of Illinois, and he is a director and past president of the University of Illinois Foundation.

    [PHOTO 4]
                    PIERRE S. DU PONT                        DIRECTOR SINCE 1990
                     Richards, Layton & Finger, P.A.

                        Governor du Pont, 62, is a member of the law firm of
                    Richards, Layton & Finger, P.A., Wilmington, Delaware. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957-1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of
Delaware (1977-1985). He is a trustee of The Northwestern Mutual Life Insurance Company and a director of Louisiana-Pacific Corporation. Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Policy Chairman of the National Center for Policy Analysis.

    [PHOTO 5]
                    ARCHIE R. DYKES                          DIRECTOR SINCE 1985
                     Chairman
                     Capital City Holdings Inc.

                        Dr. Dykes, 66, is Chairman of Capital City Holdings
                    Inc., Nashville, Tennessee, a venture capital organization. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Before that he was Chancellor of the University of Tennessee. Dr. Dykes is a director of the
Fleming Companies, Inc., Bradford Capital Partners and the Employment Corporation. He is also a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

    [PHOTO 6]
                    CHARLES W. GAILLARD             DIRECTOR SINCE FEBRUARY 1997
                     President
                     General Mills, Inc.

                        Mr. Gaillard, 56, has spent his entire professional
                    career with General Mills. After obtaining degrees from Dartmouth College and Harvard Business School, he joined General Mills in 1966 and subsequently served in various food marketing management positions, becoming Executive Vice President in 1989. From 1989 to 1993, he was Chief Executive Officer of an international joint venture with Nestle, S.A.
He was elected President of General Mills in 1995, and also serves as a director of the company. Mr. Gaillard is a member of the Productivity Council of the Grocery Manufacturers of America and serves on the Board of the Minnesota Orchestra.

    [PHOTO 7]
                    JAROBIN GILBERT, JR.                     DIRECTOR SINCE 1994
                     President and Chief Executive Officer
                     DBSS Group, Inc.

                        Mr. Gilbert, 51, is President and Chief Executive
                    Officer of DBSS Group, Inc., a management, planning and international trade advisory firm which he founded in 1992. Between 1990 and 1992, he was an independent consultant concentrating in advisory services, trade consulting and negotiations. During the previous 12 years, he served in several executive capacities with National Broadcasting
Company, including Vice President Planning and Development-NBC Sports, Vice President-Olympics, and Vice President, NBC Television Network and Assistant to the Chief Operating Officer. He is a director of the Woolworth Corporation and the Atlantic Mutual Companies. Mr. Gilbert also serves on the Board of Trustees of the United States Olympic Foundation and the Valley Agency for Youth. He is a permanent member of the Council on Foreign Relations.

    [PHOTO 8]
                    VICTORIA B. JACKSON                      DIRECTOR SINCE 1994
                     President and
                     Chief Executive Officer
                     DSS/ProDiesel, Inc.

                        Ms. Jackson, 42, received her BBA degree from Belmont
                    University in 1977 and an MBA degree from Vanderbilt University in 1981. Following graduation from college, she joined DSS/ProDiesel, a diesel parts remanufacturing and distribution company based in Nashville, Tennessee, and has subsequently served as its President and Chief Executive
Officer. Ms. Jackson is also a director of Shoney's, Inc. and a member of the board of advisors of Stratco. She has previously served as Chairman of Tennessee's Alcohol and Beverage Commission, as a director of the Association of Diesel Specialists and as a member of the Board of Directors of the Federal Reserve Bank of Atlanta.

    [PHOTO 9]
                    DONALD P. JACOBS                         DIRECTOR SINCE 1988
                     Dean, J. L. Kellogg
                     Graduate School of Management
                     Northwestern University

                        Dr. Jacobs, 69, is the Gaylord Freeman Distinguished
                    Professor of Banking and Dean of the J. L. Kellogg Graduate School of Management of Northwestern University. He has been a member of the Northwestern faculty since 1957, and chaired the Finance Department from 1969 until his appointment as Dean of the Kellogg School in 1975. He also serves as a director of Unicom Corporation, The First National Bank of Chicago, Hartmarx Corporation and Unocal Corporation, and is a trustee of Security Capital Industrial Trust. Dr. Jacobs is a 1949 graduate of Roosevelt University and received MA and PhD degrees in Economics from Columbia University.

    [PHOTO 10]
                    CHARLES S. LOCKE                         DIRECTOR SINCE 1991
                     Retired Chairman of the Board
                     and Chief Executive Officer
                     Morton International, Inc.

                        Mr. Locke, 68, was Chairman of the Board and Chief
                    Executive Officer of Morton Thiokol, Inc. from 1980 until July 1, 1989, when he was elected to corresponding offices of Morton International, Inc. upon its spin-off from Morton Thiokol. Morton International is a manufacturer of specialty chemicals, automotive safety products and salt. Mr. Locke retired from Morton International in 1994. Mr. Locke is also a director of Avon Products, Inc., NICOR Inc., Northern Illinois Gas Company, Thiokol Corporation and the National Merit Scholarship Corporation. He is also a trustee of the Chicago Museum of Science and Industry. He received a BBA degree in 1952 and an MS degree in 1955 from the University of Mississippi.

                              GENERAL INFORMATION

    The Board of Directors of the Company represents the interests of the shareholders as a whole and is responsible for directing the management of the business and affairs of the Company, as provided by Delaware law.

    The Board of Directors held seven meetings in 1996. All of the directors attended at least 90% of both Board and Committee meetings. James W. Cozad will retire from the Board when his term expires at the 1997 Annual Meeting in accordance with the retirement policy applicable to non-employee directors (mandatory after the term in which the director attains age 70). The Board of Directors has the following committees:

    The EXECUTIVE COMMITTEE of the Board is constituted by the Board of Directors to act in lieu of the Board and between meetings of the Board. The Committee consists of Bruce S. Chelberg, Chairman, Richard G. Cline, James W. Cozad, Donald P. Jacobs and Charles S. Locke. The Executive Committee did not meet in 1996.

    The AUDIT COMMITTEE functions are to review the audit report of the Company as prepared by its designated certified public accountants, recommend the selection of a certified public accounting firm each year and review audit and any non-audit fees paid to the Company's certified public accountants. The audit reports of the Internal Audit Department are also available for review by the Committee, and the head of that Department regularly attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee as required. The Committee reports its findings and recommendations to the Board for appropriate action. The Audit Committee is composed of the following directors: Charles S. Locke, Chairman, Pierre S. du Pont, Jarobin Gilbert, Jr. and Victoria B. Jackson. During 1996, the Committee held two meetings.

    The MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE is charged with the responsibility of supervising the Company's compensation policies; management evaluation and succession planning; administering the Management Incentive Compensation Plan and the Stock Incentive Plan; reviewing salaries on authority delegated by the Board; approving salary adjustments except those of the Chairman of the Company and the Chief Executive Officer of any operating company; approving significant changes in salaried employee benefits; and recommending to the Board such other forms of remuneration as it deems appropriate. The Committee consists of Richard G. Cline, Chairman, Herbert M. Baum, Archie R. Dykes and Donald P. Jacobs. During 1996, the Committee held five meetings.

    The COMMITTEE ON DIRECTORS is charged with the responsibility of presenting nominations of prospective Board members to the Board of Directors and to consider other matters pertaining to Board membership, such as meeting dates, retirement policy and compensation of outside directors. The Committee is composed of the following directors: Archie R. Dykes, Chairman, Richard G. Cline, Pierre S. du Pont and Victoria B. Jackson. During 1996, the Committee held two meetings. In carrying out its responsibilities relative to finding the best qualified persons to serve as directors, the Committee will consider nominees recommended by other directors, shareholders and management who present for evaluation by the Committee appropriate data with respect to the suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director. Each recommendation should be sent to the Secretary of the Company prior to December 1 of each year.

    The FINANCE AND PENSION COMMITTEE supervises the financial affairs of the Company and receives and reviews reports of the Management Committee for the Company's pension plans. The Board has delegated to the Finance and Pension Committee and certain officers its authority to approve financing arrangements involving the borrowing of up to $100 million in any one transaction. It periodically reports to the Board of Directors of action taken to approve financing transactions in excess of $25 million. The Committee consists of Donald P. Jacobs, Chairman, Herbert M. Baum, Jarobin Gilbert, Jr. and Charles S. Locke. During 1996, the Committee held two meetings.

    Directors who are not employees of the Company receive an annual retainer of $24,000, plus $1,000 for each meeting of the Board and $600 for each Board Committee meeting attended. The Chairman of each Board Committee is paid an additional $5,000 annual retainer. Non-employee directors also receive a supplemental retainer consisting of 625 shares (500 shares in 1996) of the Company's Common Stock, plus the equivalent fair market value of such shares in cash.

    Effective December 31, 1996, the Company's director emeritus program was terminated. Under this program, eligible non-employee directors were, upon retirement, entitled to be paid a retainer of $5,000 per calendar quarter up to a maximum of 40 quarters depending upon length of service. Upon termination of the program, current directors were credited with the amounts, actuarially determined, equal to the present value of their respective accrued benefits as of December 31, 1996. The termination of the director emeritus program does not affect payments currently being made to five retired directors.

                             PRINCIPAL SHAREHOLDERS

    As of March 7, 1997, no person was known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, except as set forth below. The information below is contained in statements on Schedule 13G filed by Cooke & Bieler, Inc. and FMR Corp., respectively, with the Securities and Exchange Commission, reflecting their shareholdings as of December 31, 1996.

                                                  NUMBER OF SHARES
                                                    AND NATURE OF
                                                     BENEFICIAL         PERCENT
               NAME AND ADDRESS                       OWNERSHIP         OF CLASS
-----------------------------------------------  -------------------  ------------
Cooke & Bieler, Inc. (a)
1700 Market, Suite 3222
Philadelphia, Pennsylvania 19103...............         5,481,800           5.3 %

FMR Corp. (b)
82 Devonshire Street
Boston, Massachusetts 02109....................         5,577,696           5.38%

------------------------

(a) Cooke & Bieler, Inc. had sole voting power as to 4,260,900 shares, sole dispositive power as to 5,400,500 shares, and no voting power or dispositive power as to the remainder of the shares held by it.

(b) Through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, FMR Corp. had sole voting power as to 248,594 shares, no voting power as to the remainder of such shares, and sole dispositive power as to all 5,577,696 shares held by it.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of March 7, 1997, by each director and nominee for director of the Company, by each executive officer named below, and by all directors and executive officers as a group.

                                                AMOUNT AND
                                                 NATURE OF
                                                BENEFICIAL     PERCENT OF
          NAME OR IDENTITY OF GROUP              OWNERSHIP        CLASS
---------------------------------------------  -------------   -----------
Herbert M. Baum..............................       2,125           *
Bruce S. Chelberg............................     641,640(a)        *
Richard G. Cline.............................       5,375           *
James W. Cozad...............................     369,895(a)        *
Pierre S. du Pont............................       2,925           *
Archie R. Dykes..............................       5,549           *
Charles W. Gaillard..........................         625           *
Jarobin Gilbert, Jr..........................         925           *
Victoria B. Jackson..........................       1,725           *
Donald P. Jacobs.............................       3,996           *
Charles S. Locke.............................       3,625           *
Thomas L. Bindley............................     229,353(a)        *
John R. Moore................................     233,492(a)        *
J. Larry Vowell..............................      77,057(a)        *
All Directors and Executive
 Officers as a Group (18 persons)............   1,943,028(b)      1.91 %

------------------------
*Less than 1%.

(a) Includes shares which the named director or executive officer has the right to acquire within 60 days after March 7, 1997, through exercise of stock options, as follows: Mr. Chelberg, 367,833 shares; Mr. Cozad, 183,000 shares; Mr. Bindley, 183,401 shares; Mr. Moore, 157,375 shares; and Mr. Vowell, 54,733 shares.

(b) The number of shares of Common Stock shown as beneficially owned include 1,178,108 shares which directors and executive officers have the right to acquire within 60 days following March 7, 1997, through the exercise of stock options, 145,106 shares subject to possible forfeiture under outstanding Restricted Stock Awards, and 652 shares representing the vested beneficial interest of such persons under the Company's Retirement Savings Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file reports of holdings and transactions in the Company's Common Stock with the Securities and Exchange Commission. The Company believes that all required reports were timely filed during the past year with the exception of one report relating to two transactions in 1995 by an officer, John
R. Moore, which he inadvertently omitted to file until 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below shows annual and long term compensation for each of the Company's five most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during 1994, 1995 and 1996. Compensation, as reflected in this table and the tables on stock options which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                   --------------------------
                                                                                             AWARDS
                                                                                   --------------------------
                                                                                                  SECURITIES        ALL OTHER
                                            ANNUAL COMPENSATION                                     UNDER-     COMPENSATION ($)(A)
                           ------------------------------------------------------   RESTRICTED       LYING     -------------------
   NAME AND PRINCIPAL                                             OTHER ANNUAL         STOCK        OPTIONS
        POSITION             YEAR     SALARY ($)    BONUS ($)   COMPENSATION ($)   AWARDS ($)(B)      (#)
-------------------------  ---------  -----------  -----------  -----------------  -------------  -----------
Bruce S. Chelberg            1996        679,167      417,000          23,635          881,225       147,900          119,174
 Chairman and Chief          1995        629,167      575,000          18,214          219,600        48,600           98,165
 Executive Officer           1994        585,417      575,000          12,606          185,938        38,300           92,385
Thomas L. Bindley            1996        415,333      236,000          17,686          404,000        68,000           65,673
 Executive Vice President    1995        396,042      280,000          15,077          108,000        23,900           44,501
                             1994        377,500      280,000           9,702           90,625        18,700           42,586
William S. Frago (c)         1996        301,042      270,000           9,034          365,625        60,000           37,314
 Corporate Vice
 President;
 President and Chief
 Executive Officer,
 Pepsi-Cola General
 Bottlers, Inc.
John R. Moore                1996        352,000      100,000          16,182          315,625        53,000           43,976
 Corporate Vice              1995        337,000      245,000          13,580           84,600        18,600           32,952
 President;
 President and Chief         1994        319,000      212,000          14,502           70,313        14,600           24,252
 Executive Officer, Midas
 International
 Corporation
J. Larry Vowell              1996        307,500      265,000          13,550          353,500        59,200           57,504
 Corporate Vice              1995        282,500      195,000          12,421           91,800        20,300           25,240
 President;
 President and Chief         1994        267,166      138,000          11,857           73,438        15,200           31,629
 Executive Officer,
 Hussmann Corporation

------------------------
(a) The amounts shown for All Other Compensation are amounts accrued under a nonqualified retirement plan, together with (1) the 1996 values of premiums paid by the Company for an executive split dollar life insurance program established July 1, 1996, to replace benefits formerly provided under the Company's group program, and (2) in the case of Messrs. Chelberg and Bindley, premiums paid by the Company for individual term insurance as follows: Mr. Chelberg, $30,895 (1996), $25,915 (1995) and $22,755 (1994);
    Mr. Bindley, $4,933 (1996), $3,935 (1995) and $3,130 (1994).

(b) The number of shares of restricted stock and the market value thereof held by Messrs. Chelberg, Bindley, Frago, Moore and Vowell at December 31, 1996, was as follows: Mr. Chelberg, 47,001 shares ($1,075,148); Mr. Bindley, 21,934 shares ($501,740); Mr. Frago, 15,000 shares ($343,125); Mr. Moore,
    17,134 shares ($391,940) and Mr. Vowell, 18,967 shares ($433,870). Such shares vest ratably over a period of three years. Dividend equivalents are paid on restricted stock at the times and in the same amounts as dividends paid to all shareholders.

(c) Mr. Frago became President and Chief Executive Officer of Pepsi-Cola General Bottlers, Inc. in April, 1996. The compensation shown for him represents the amounts earned in 1996 for service in such capacity, plus the bonus paid to him for the full year 1996. Mr. Frago left the Company in January, 1997.

OPTION/SAR GRANTS IN 1996

    Set forth below is information on stock options granted in 1996 to the executive officers named in the Summary Compensation Table under the Company's Stock Incentive Plan. No SARs were granted.

                                                                                        POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF       PERCENTAGE OF                                ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES      TOTAL OPTIONS                                PRICE APPRECIATION FOR OPTION
                           UNDERLYING       GRANTED TO       EXERCISE OR                           TERM (B)
                            OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION  --------------------------------
         NAME            GRANTED (#)(A)        1996            ($/SH)         DATE         5% ($)           10% ($)
-----------------------  --------------  -----------------  -------------  ----------  ---------------  ---------------
Bruce S. Chelberg......       147,900              6.1            25.31      5/2/06          2,354,172        5,965,934
Thomas L. Bindley......        68,000              2.8            25.31      5/2/06          1,082,378        2,742,958
William S. Frago.......        60,000              2.5            24.13     4/15/06            910,514        2,307,420
John R. Moore..........        53,000              2.2            25.31      5/2/06            843,618        2,137,894
J. Larry Vowell........        59,200              2.5            25.31      5/2/06            942,306        2,387,987
All Shareholders.......       N/A               N/A              N/A          N/A        1,678,531,962    4,253,729,550

------------------------

(a) All options were granted at a price equal to 100% of the fair market value of the Company's Common Stock at date of grant, which was May 2, 1996 (April 15, 1996 for Mr. Frago). Options become exercisable as to 1/3 on the first anniversary of the date of grant, 2/3 on the second anniversary, and in full on the third anniversary.

(b) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's stock price. The calculations were based on the Exercise Price per share and the 10-year term of the options.
    No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders proportionately. The last line in the table shows the potential gain to all shareholders if they had purchased their stock on May 2, 1996, at a price of $25.31 per share, and held their stock for 10 years.

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND YEAR-END OPTION/SAR VALUES

    The following table contains information on stock options exercised during 1996 and stock options held at the end of 1996 by the executive officers named in the Summary Compensation Table.

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                         OPTIONS/SARS HELD AT          IN-THE-MONEY OPTIONS AT
                                    SHARES                              DECEMBER 31, 1996 (#)          DECEMBER 31, 1996 ($)(A)
                                 ACQUIRED ON     VALUE REALIZED    --------------------------------  ----------------------------
             NAME                EXERCISE (#)          ($)           EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  --------------   ---------------   ---------------   --------------  ------------  --------------
Bruce S. Chelberg.............        --               --                318,533           193,067      3,106,197        241,610
Thomas L. Bindley.............        --               --               160,734             90,166      1,466,670        118,494
William S. Frago..............        --               --                --                 60,000        --                   0
John R. Moore.................        --               --               139,708(b)          70,267      1,382,046         92,329
J. Larry Vowell...............        --               --                35,000             77,800        272,676         99,008

------------------------

(a) Based on the closing price of the Company's Common Stock ($22.875) on December 31, 1996, as reported for New York Stock Exchange Composite Transactions.

(b) Includes tandem stock appreciation rights covering 3,175 shares.

PENSION PLANS

    The Company maintains qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by the employee based upon percentage multipliers which are applied to Covered Compensation and Credited Service. The pension plans and related nonqualified plans were amended effective January 1, 1992, to reinstate benefit accruals that were frozen for most employees as of December 31, 1988, when the Company changed its benefit plan structure. The revised benefit formulas provide a normal retirement benefit of 1% of Covered Compensation for each year of Credited Service (excluding 1989-1991), up to a maximum of 20 years. The changes also include special minimum benefits based on Credited Service accrued through December 31, 1988, and Covered Compensation at retirement.

    The following table reflects future benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the special minimum benefit formulas mentioned above, at representative periods of Credited Service through December 31, 1988.

                  PROJECTED MINIMUM ANNUAL PENSION (IN 000'S)

                             YEARS OF CREDITED SERVICE AS OF DECEMBER 31, 1988 (2)
      COVERED        ----------------------------------------------------------------------
 COMPENSATION (1)        15          20          25          30          35          40
-------------------  ----------  ----------  ----------  ----------  ----------  ----------
 $200,000..........  $   34- 45  $   45- 57  $   56- 65  $   68- 74  $   79- 84  $   90- 96
 $300,000..........      51- 68      68- 85      84- 98     101-110     118-126     135-144
 $400,000..........      68- 90      90-113     113-131     135-147     158-168     180-192
 $500,000..........      84-113     113-141     141-163     169-184     197-210     225-240
 $600,000..........     101-135     135-170     169-196     203-221     236-252     270-288
 $700,000..........     118-158     158-198     197-229     236-258     276-294     315-336
 $800,000..........     135-180     180-226     225-261     270-294     315-336     360-384

------------------------

(1) Covered Compensation includes salary and bonus, as shown in the Summary Compensation Table, averaged over the five consecutive years in which such compensation is the highest.

(2) The benefits for Messrs. Moore and Vowell, who had 23 and 29 years of Credited Service, respectively, at December 31, 1988, may be derived from the pension table.

    The retirement benefits for Messrs. Chelberg and Bindley, who will have 15 and 17 years of Credited Service, respectively, at normal retirement age, will be determined under the revised benefit formula (1% of Covered Compensation for up to 20 years of Credited Service). Such benefits are not subject to deduction for social security or other offset amounts. As of December 31, 1996, Messrs. Chelberg and Bindley have accrued benefits payable at normal retirement age of approximately $131,000 and $30,000, respectively.

TERMINATION BENEFITS

    In 1995, the Company entered into amended Change in Control Agreements (the "Agreements"), with Messrs. Chelberg, Bindley, Moore, Vowell and certain other officers. The Agreements, originally adopted in 1985 and amended and updated from time to time thereafter, were a result of a determination by the Board of Directors that it was important and in the best interests of the Company and its shareholders to ensure that, in the event of a possible change in control of the Company, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control.

    For purposes of the Agreements, a "change in control" includes (i) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a transaction in which the proportionate ownership of the common stock of the Company and the surviving corporation remains substantially unchanged, (ii) a shareholder approved plan or proposal for the liquidation of the Company,
(iii) the acquisition by any person of 25% or more of the Company's voting securities, (iv) over a two-year period, persons who are directors of the Company cease to constitute a majority of the Board, unless the new directors were approved by a two-thirds vote of the continuing directors, or, for certain officers, (v) the sale or other disposition of a majority of the stock or of all or substantially all of the assets of a significant subsidiary of the Company in one or more transactions.

    Benefits are payable under the Agreements only if a change in control has occurred and within three years thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to officers under the Agreements are (i) a lump sum payment equal to three years' compensation (base salary and incentive compensation), and (ii) continued participation in the Company's employee benefit programs or equivalent benefits for three years following termination. If the officer's termination occurs after age 62, separation payments are reduced by a factor based upon the number of months remaining until the officer reaches age 65. The Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of the Company, would constitute a "parachute payment" as defined in the Federal Internal Revenue Code and subject the officer to the excise tax imposed by Section 4999 of the Code, the Company shall pay such tax and any taxes on such payment.

    The Agreements are not employment agreements, and do not impair the right of the Company to terminate the employment of the officer with or without cause prior to a change in control, or, absent a potential or pending change in control, the right of the officer to voluntarily terminate his employment.

REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Management Resources and Compensation Committee of the Board of Directors of the Company (the "Committee") consists of four non-employee directors. The general responsibilities of the Committee are described on page 5 of this proxy statement.

    INTRODUCTION

    Most of the Company's compensation programs and executive compensation plans have been in effect for many years. The Committee's responsibilities include authorizing and evaluating programs and, where appropriate, establishing relevant performance criteria. In 1992, the Committee established formal guidelines aligning executive compensation targets with expected performance results. However, while the Committee believes that formula-driven plans can contribute to the profitable growth of the Company and consistent improvement in returns to shareholders, it is also appropriate to exercise judgment with respect to an individual executive's compensation to encourage and reward performance.

    Actual and potential awards under the Company's programs and plans as well as performance criteria vary in proportion to each executive officer's accountability with respect to policy making and execution. The Company's salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. The Company's programs also seek to align short and long-term executive compensation opportunities with the interests of shareholders. The short term incentive plan focuses on continuous improvement in annual financial performance. The long term program is designed to reward above average returns to shareholders through stock appreciation and dividend growth.

    The Committee, with the assistance of executive compensation consultants, periodically assesses the consistency of the Company's executive compensation programs with the Committee's guidelines, the Company's business strategy and general market practices.

    SALARIES

    Base salaries for executive officers of the Company and its subsidiaries are determined pursuant to a widely-used job evaluation system which the Company has had in place for many years. This system is used to establish salary ranges for all salaried employees of Whitman and its subsidiaries, including the executive officers named in the Summary Compensation Table on page 8. Actual salary ranges are not based exclusively on a formula; nor are companies grouped to assess comparability according to narrowly defined criteria. Salary ranges are derived from each position's required skills and responsibilities and averages of salary levels of hundreds of positions and comparable companies in numerous databases generated by outside consultants. Numerous criteria such as financial performance, revenues and diversity affect comparability. Many databases and combinations of databases consisting of similar companies are used for all salaried and executive positions at the Company and its subsidiaries. The databases used for compensation purposes may or may not include the companies included in the S&P Diversified Manufacturing Index, which is used in the performance graphs on pages 13 and 14 to evaluate shareholder return.

    Generally, the performance of each executive officer is evaluated annually and salary adjustments are based on various factors including personal performance, current position in the relevant salary range and comparator company data. Accordingly, the Committee does not have a general policy to set salaries of executive officers at any specific level within the salary range for the particular position. The Committee approves salary actions for approximately 37 key corporate and operating company officers. In the case of Mr. Chelberg and the subsidiary company Presidents, the Board of Directors approves specific salary adjustments upon recommendation of the Committee. In determining the amount of Mr. Chelberg's salary increase in 1996, the Committee considered the fact that Mr. Chelberg's salary was below the midpoint of the salary range established for the Chairman and Chief Executive Officer of the Company and generally below chief executive officers of comparable companies, in addition to his contributions to long term growth and consistent improvements in annual earnings.

    MANAGEMENT INCENTIVE COMPENSATION PLAN

    The executive officers named in the Summary Compensation Table, together with 119 additional executives of the Company and its subsidiaries, participate in the Management Incentive Compensation Plan. Target amounts payable under this Plan are established annually pursuant to the Company's job evaluation system and are proportionate to each participant's accountability for business plans of the Company or a subsidiary. The actual value of compensation earned is based primarily on a formula which relates the target amounts and objectives established by the Committee to corporate and subsidiary financial results and, except for Mr. Chelberg, individual performance objectives. For Whitman corporate executives, the financial performance measurement is budgeted earnings per share; for subsidiary company executives, the financial performance measurement is budgeted operating income (exceeded by Hussmann in 1996 and not met by Pepsi and Midas). The percentage of the target amount related to attainment of financial objectives is 100% for Mr. Chelberg, and 60% for the other executive officers named in the Summary Compensation Table with the balance related to individual performance objectives. The 1996 incentive compensation for Mr. Chelberg was based upon the plan's formula and reflected the fact that actual earnings per share fell slightly below the performance objective set under this Plan.

    LONG TERM PERFORMANCE COMPENSATION PROGRAM

    In June, 1992, the Board of Directors of the Company, upon recommendation of the Committee, approved a new Long Term Performance Compensation Program ("Long Term Program"). The Long Term Program is designed to establish performance criteria for the award by the Committee of restricted stock and stock options to senior executives of the Company, including those named in the Summary Compensation Table, under the Company's Stock Incentive Plan. The value of compensation available through the Long Term Program is based on target amounts (expressed in dollars) that will be earned by participants if the Company's cumulative total return to shareholders over multiple-year measuring periods is at the 60th percentile of the S&P 500. Values range from 50% of the target amount for performance equal to the average performance of the S&P 500 to a maximum of 200% of the target amount for performance at the 80th percentile or above.

    Performance cycles under the Long Term Program are 12 months of rolling three-year periods ending on each March 31. The shareholder returns for such performance cycles are not precisely comparable to the comparative returns reflected in the performance graphs because the graphs utilize calendar years. However, the shareholder return assumptions are the same.

    Following the performance measurement period ending March 31, 1996, shareholder return for the period relative to the S&P 500 resulted in awards valued at 141.5% of target. Award values were converted into restricted stock and stock options for 36 senior executives of the Company and its subsidiaries and into stock options for an additional 87 executives. Restricted stock so awarded vests ratably over a three-year period beginning on the first anniversary of the award. Stock options vest over the same three-year period.

    TAX LAW CHANGES IN DEDUCTIBILITY

    The Omnibus Budget Reconciliation Act of 1994 signed by President Clinton on August 10, 1993, added Section 162(m) to the Internal Revenue Code. That Section limits the deductibility of compensation paid or accrued by the Company to the five most highly compensated employees in excess of $1 million, unless certain forms of compensation meet certain performance or other criteria mandated by law. Final regulations implementing Section 162(m) were issued on December 19, 1995. The criteria for preserving compensation deductibility are quite complex and could limit the effectiveness of one or more of the Company's compensation programs or overall compensation strategy if followed literally in their present form.

    Mr. Chelberg deferred a portion of his 1996 compensation and intends to defer a portion of his projected 1997 compensation. As a result, it is not anticipated that compensation received by Mr. Chelberg or any of the other executive officers named in the Summary Compensation Table will not be deductible for tax purposes by reason of the limitations imposed by Section 162(m). The Committee has not made any determination with respect to the Company's total compensation program as it may be affected by these tax law changes for future years.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The name of each person who serves as a member of the Committee is set forth below. There are no compensation committee interlocks. Mr. Baum became a member of the Committee in May, 1996, replacing James W. Cozad, who had served as a member of the Committee since May, 1992, following his retirement as Chairman and Chief Executive Officer of the Company.

                                 Richard G. Cline, Chairman
                               Herbert M. Baum
                               Archie R. Dykes
                               Donald P. Jacobs

SHAREHOLDER RETURN PERFORMANCE GRAPHS

    Set forth below is a graph which compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock over the past five years to the cumulative total return of the S&P 500 Composite Index and the S&P Index of Diversified Manufacturing Companies.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF CUMULATIVE 5-YEAR TOTAL
                  RETURNS
                                                Whitman Corp.    S&P 500  S&P Diversified Mfg.
12/31/1991                                             100.00     100.00                100.00
12/31/1992                                             112.29     107.62                108.39
12/31/1993                                             126.05     118.47                131.59
12/31/1994                                             136.47     120.03                136.20
12/31/1995                                             187.28     165.14                191.80
12/31/1996                                             187.48     203.06                264.32

    In the third quarter of 1990, the Company announced a major restructuring involving, among other actions, a plan to spin-off to shareholders the Company's Pet Incorporated subsidiary, which accounted for approximately one-half of the Company's total sales. The Pet spin-off was completed on April 1, 1991. The following graph compares the cumulative total return on the Company's Common Stock to the S&P 500 Composite Index and the S&P Index of Diversified Manufacturing Companies for the six-year period commencing January 1, 1991, and ending December 31, 1996.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF CUMULATIVE 6-YEAR TOTAL
                  RETURNS
                                                Whitman Corp.    S&P 500  S&P Diversified Mfg.
12/31/1990                                             100.00     100.00                100.00
12/31/1991                                             171.45     130.47                122.58
12/31/1992                                             192.52     140.41                132.86
12/31/1993                                             216.10     154.57                161.30
12/31/1994                                             233.98     156.61                166.96
12/31/1995                                             321.09     215.45                235.11
12/31/1996                                             321.44     264.93                324.01

    Shareholder returns in the above performance graphs assume reinvestment of all dividends. Shareholder returns for Whitman further assume that the shares of Pet Incorporated, which were distributed to shareholders in the second quarter of 1991, were sold and the proceeds reinvested in Whitman Common Stock at the end of the quarter in which such shares were distributed.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed, subject to ratification by the shareholders at the forthcoming Annual Meeting, the firm of KPMG Peat Marwick LLP as independent certified public accountants to audit the financial statements of the Company for the year 1997. The total fees for services, including certain non-audit services, paid to that firm in 1996 were approximately $1.1 million.

    Representatives of KPMG Peat Marwick LLP, who have been the Company's auditors for many years, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so. In addition, such representatives are expected to be available to respond to appropriate questions.

    Should the shareholders fail to ratify the appointment of KPMG Peat Marwick LLP, the Board of Directors will consider this an indication to select other auditors for the following year.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

    The matters referred to in the Notice of Annual Meeting and in this proxy statement are, to the knowledge of management, the only matters which will be presented for consideration at the meeting. If any other matters should properly come before the meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. Solicitation will also be made by employees of Kissel-Blake Inc., which firm will be paid a fee of $9,500, plus expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    From time to time, shareholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 1998 Annual Meeting, which is expected to be held on April 30, 1998, must be received by the Company no later than November 20, 1997. In addition, the Company's By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures. Any such proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company.

                                      By order of the Board of Directors.

                                                   WILLIAM B. MOORE
                                                      Secretary
Rolling Meadows, Illinois
March 20, 1997

                              WHITMAN CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
           THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 1, 1997
P
R   The undersigned hereby constitutes and appoints Bruce S. Chelberg, Thomas
O   L. Bindley and William B. Moore, and each of them, his true and lawful
X   agents and proxies with full power of substitution in each, to represent
Y the undersigned at the Annual Meeting of Shareholders of Whitman Corporation to be held in the First Chicago Center, One First National Plaza, Dearborn and Madison Streets, Chicago, Illinois on Thursday, May 1, 1997, and at any adjournments thereof, on all matters coming before said meeting.

    Election of Directors, Nominees:          (Change of Address/Comments)
                                           ____________________________________
    Herbert M. Baum, Bruce S. Chelberg,    ____________________________________
    Richard G. Cline, Pierre S. du Pont,   ____________________________________
    Archie R. Dykes, Charles W.            (If you have written in the above
    Gaillard, Jarobin Gilbert, Jr.,        space, please mark the corresponding
    Victoria B. Jackson, Donald P.         box on the reverse side of this card)
    Jacobs, Charles S. Locke.

|| This Proxy also serves as a voting instruction card to the Trustee for || shares, if any, held in the trust for the Company's Retirement Savings Plan.

SHAREHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS
REQUIRED.                                                            -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                            __
/ X / PLEASE MARK YOUR     |                                        |     7802
      VOTES AS IN THIS                                              |__ __
      EXAMPLE.

         This proxy when properly executed will be voted in the manner directed herein. If no direction to the contrary is made, this proxy will be voted FOR election of directors and FOR proposal 2.

----------------------------------------------      ---------------------------
The Board of Directors recommends a vote                   SPECIAL ACTION
     FOR proposals 1 and 2.                         ---------------------------
----------------------------------------------
                      FOR        WITHHELD             Change of Address/
1. Election of                                        Comments             /  /
   Directors.        /  /         /  /
(see reverse)                                         Discontinue Annual
For, except vote withheld from the following:         Report Mailing for   /  /
                                                      this Account
-----------------------------
                                                      Will Attend
                      FOR    AGAINST   ABSTAIN        Annual Meeting       /  /
2. Ratification of                                  ---------------------------
   independent       /  /     /  /      /  /
   accountants.


                                            NOTE: Please sign exactly as name
                                            appears hereon. Joint owners should
                                            each sign. When signing as attorney,
                                            executor, administrator, trustee or
                                            guardian, please give full title as
                                            such.

                                            ------------------------------------

                                                                          , 1997
                                            ------------------------------------
                                            SIGNATURE(S)               DATE